UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 1, 2017

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.             Other Events.

Debt Offering

On September 6, 2017, Iron Mountain Incorporated, or the Company, announced the launch and pricing of a private offering of $1 billion in aggregate principal amount of the Company’s 4.875% Senior Notes due 2027, or the Notes.  This represents an upsize of $250.0 million from the amount announced at launch.  The Notes will be sold at 100.000% of par.  The net proceeds from the offering are expected to be approximately $985.7 million, after deducting discounts to the initial purchasers and estimated offering expenses.  The Notes will be guaranteed by the Company’s subsidiaries which guarantee each series of its existing notes, or the Subsidiary Guarantors.  The Company expects to use the net proceeds from the offering of the Notes, together with borrowings under the Company’s revolving credit facility, to fund the redemption of all of the outstanding $1.0 billion in principal amount of the 6% Senior Notes due 2020 (as defined below).  Copies of the Company’s press releases announcing the launch and pricing of the offering are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

The Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, or the Securities Act, and outside the United States pursuant to Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or under any state securities law, and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This Current Report on Form 8-K, or this Current Report, shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Conditional Redemption of 6.000% Senior Notes due 2020

On September 6, 2017, the Company announced that it has conditionally called for redemption all of the $1.0 billion in aggregate principal amount outstanding of its 6.000% Senior Notes due 2020, or the 6% Senior Notes due 2020, in accordance with the terms of the indenture governing the 6% Senior Notes due 2020. The redemption of the 6% Senior Notes due 2020 is conditioned upon the completion of the offering of the Notes, or the Redemption Condition. The redemption date for the 6% Senior Notes due 2020 provided in the notice of redemption is September 18, 2017, or the Redemption Date, provided that the Redemption Date may be extended by the Company pending satisfaction of the Redemption Condition.  Assuming the Redemption Date is September 18, 2017, the 6% Senior Notes due 2020 will be redeemed at a redemption price of $1,031.55 for each $1,000.00 principal amount of 6% Senior Notes due 2020 redeemed, reflecting a make-whole premium calculated in accordance with the terms of the indenture governing the 6% Senior Notes due 2020, or the Make-Whole Price, plus accrued and unpaid interest to, but excluding, the Redemption Date.  If the Redemption Date is delayed pending satisfaction of the Redemption Condition, the Make-Whole Price will change. If the Redemption Condition is satisfied, the redemption of the 6% Senior Notes due 2020 will be funded by the proceeds of the offering of the Notes and borrowings under the Company’s revolving credit facility. If the Redemption Condition is not satisfied, the 6% Senior Notes due 2020 will not be redeemed and will remain outstanding. This Current Report does not constitute a notice of redemption for the 6% Senior Notes due 2020. The formal notice of redemption has been provided separately in accordance with the terms of the indenture governing the 6% Senior Notes due 2020. A copy of the press release issued by the Company announcing the redemption of the 6% Senior Notes due 2020 is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Acquisition of Data Center

On September 1, 2017, the Company closed the previously announced acquisition of MAG DATACENTERS, LLC, which operates FORTRUST, a private data center business with operations in Denver, Colorado.  At the closing of the transaction, the Company paid approximately $54.5 million in cash and issued approximately 2.2 million unregistered shares of the Company’s common stock.

Item 9.01.             Financial Statements and Exhibits.

(d)  Exhibits

99.1	Press Release of the Company, dated September 6, 2017. (Filed herewith.)

99.2	Press Release of the Company, dated September 6, 2017. (Filed herewith.)

99.3	Press Release of the Company, dated September 6, 2017. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

	By:	/s/ Stuart B. Brown
	Name:	Stuart B. Brown
	Title:	Executive Vice President and Chief Financial Officer

Date: September 6, 2017